Exhibit 10.30

WARRANT CANCELLATION AGREEMENT

This Warrant Cancellation Agreement (this “Warrant Cancellation Agreement”) is made this 6th of March, 2008 by and between Findex.com, Inc., a corporation organized and existing under the laws of the State of Nevada and which maintains its principal place of business at 620 North 129th Street, Omaha, NE 68154 (“Findex”) and Barron Partners, LP, a limited partnership organized and existing under the laws of the State of Delaware and which maintains its principal place of business at 730 Fifth Avenue, 9th Floor, New York, NY 10019(“Barron Partners”)(the parties may be referred to hereinafter individually as a “Party” or jointly as the “Parties”).

WHEREAS, Barron Partners is currently the holder of record of certain warrants to acquire up to twenty-one million eight-hundred seventy-five thousand (21,875,000) shares of Findex common stock, par value $.001 per share, which warrants are exercisable, in accordance with their respective terms, through 5:00 pm EST on November 9, 2009 at prices ranging from $0.18 to $0.60 per share (the “Subject Warrants”);

WHEREAS, Findex now desires to cause the Subject Warrants to be terminated and cancelled for all purposes;

WHEREAS, Barron Partners has agreed to allow the Subject Warrants to be terminated and canceled in exchange for a sum certain in cash;

NOW, THEREFORE, for and in consideration of the respective obligations set forth herein, the Parties do hereby agree as follows:

(1)
Cancellation of Subject Warrants.  In consideration of an amount in cash paid by Findex to Barron Partners equal to one hundred fifty thousand dollars ($150,000), the receipt and sufficiency of which is hereby acknowledged by Barron Partners, the Subject Warrants are hereby terminated and cancelled for all purposes on the books and transfer records of Findex.

(2)
Surrender of Original Warrant Certificates.  Upon receipt of one hundred fifty thousand dollars ($150,000) from Findex , Barron Partners agrees to promptly surrender and deliver to Findex at its principal office address set forth above the original warrant certificates in its possession representing the Subject Warrants, and to cause to be destroyed any copies thereof.

(3)
Amendment; Integration.  This Warrant Cancellation Agreement shall not be changed, modified, or amended except by a writing signed by both of the Parties.  It sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior discussions, agreements, and understandings of any and every nature between them.

(4)	Findex agrees to hold harmless Barron Partners from any losses Findex may sustain from canceling the warrants.

(5)	Barron Partners agrees to hold harmless Findex from any losses Barron Partners may sustain from canceling the warrants.

(6)
Governing Law; Jurisdiction.  Notwithstanding the place where this Warrant Cancellation Agreement may be executed by either Party, it is agreed that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws.  The Parties hereby agree that any dispute that may arise between them arising out of or in connection with this Warrant Cancellation Agreement shall be adjudicated before a court located in the County of New York, NY  and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, NY, and of the federal courts having jurisdiction in such district with respect to any action or legal proceeding commenced by either Party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Warrant Cancellation Agreement or any acts or omissions relating to the purchase or sale of the securities hereunder, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the other Party at its address listed above or at such other address as may hereinafter be provided by the receiving Party.

(7)	Counterparts. This Warrant Cancellation Agreement may be executed by the Parties in counterparts.

IN WITNESS WHEREOF, the Parties have executed this Warrant Cancellation Agreement as of the day and year first written above.

BARRON PARTNERS, LP	FINDEX.COM, INC

/s/ Andrew Barron Worden	/s/ Steven Malone
Name: Andrew Barron Worden	Name: Steven Malone
Title: President, General Partner	Title: President & Chief Executive Officer